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                                   FORM 18-K/A

           For Foreign Governments and Political Subdivisions Thereof
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                               AMENDMENT NO. 2 TO
                                  ANNUAL REPORT
                                       OF
                          PROVINCE OF BRITISH COLUMBIA
                                    (CANADA)
                              (NAME OF REGISTRANT)
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  Date of end of fiscal year to which the annual report relates: March 31, 2003

                             SECURITIES REGISTERED*
                      (As of the close of the fiscal year)

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Title of issue              Amounts as to which             Names of exchanges
                         registration is effective          on which registered

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N/A                                 N/A                            N/A

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        NAMES AND ADDRESSES OF PERSONS AUTHORIZED TO RECEIVE NOTICES AND
           COMMUNICATIONS FROM THE SECURITIES AND EXCHANGE COMMISSION:

                            Honourable Pamela Wallin
                                Brian Schumacher
                                 David Murchison
                           Canadian Consulate General
                             1251 Avenue of Americas
                            New York, New York 10020

                                       ---

                                    Copies to

     Brice T. Voran        Winthrop B. Conrad, Jr.     Ministry of Finance
   Shearman & Sterling      Davis Polk & Wardwell      Provincial Treasury
   Commerce Court West      450 Lexington Avenue      Debt Management Branch
Suite 4405, P.O. Box 247     New York, New York         620 Superior Street
   Toronto, Ontario                10017            P.O. Box 9423, Stn Prov Govt
       Canada                                        Victoria, British Columbia
       M5L 1E8                                            Canada  V8W 9V1

*The Registrant is filing this amendment to its annual report on a voluntary basis.


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                          PROVINCE OF BRITISH COLUMBIA

         The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Annual Report (the "Annual Report") for the fiscal year ended March 31, 2003 on Form 18-K as set forth below:

         The following additional exhibit is added to the Annual Report:

Exhibit 99.7: Province of British Columbia, Ministry of Finance. SECOND QUARTERLY REPORT ON THE ECONOMY, FISCAL SITUATION AND OUTLOOK, FISCAL YEAR 2003/04, SIX MONTHS,
                    APRIL - SEPTEMBER 2003


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                                    SIGNATURE

              Pursuant to the requirements of the SECURITIES EXCHANGE ACT OF 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                                      PROVINCE OF BRITISH COLUMBIA
                                      (Name of registrant)




                                      By:
November 28, 2003
Victoria, British Columbia            /s/ Bill Shortreed
                                      Name:        Bill Shortreed
                                      Title:       Senior Manager
                                                   Strategy and Risk Management
                                                   and A/Manager, Borrowing
                                                   Debt Management Branch
                                                   Provincial Treasury
                                                   Ministry of Finance


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                                  EXHIBIT INDEX



Exhibit 99.7: Province of British Columbia, Ministry of Finance. SECOND QUARTERLY REPORT ON THE ECONOMY, FISCAL SITUATION AND OUTLOOK, FISCAL YEAR 2003/04, SIX MONTHS,
                    APRIL - SEPTEMBER 2003 (bound separately).